EXHIBIT 99.1

Sussex Bancorp Announces First Quarter Results for 2014

FRANKLIN, N.J., April 29, 2014 (GLOBE NEWSWIRE) -- Sussex Bancorp (the "Company") (Nasdaq:SBBX), the holding company for Sussex Bank (the "Bank") today announced reported net income of $678 thousand, or $0.15 per basic and diluted share, for the quarter ended March 31, 2014, as compared to a net income of $98 thousand, or $0.03 per basic and diluted share, for the same period last year. Net income benefited from strong growth in loans, which increased $20.3 million or 5.2% at March 31, 2014 as compared to December 31, 2013, and declines of $1.0 million, or 61.8% in credit quality costs (provision for loan losses, loan collection costs and expenses and write-downs related to foreclosed real estate) for the quarter ended March 31, 2014, as compared to the same period in the prior year. The declines in credit quality costs were driven by a significant improvement in credit quality as non-performing assets ("NPAs") to total assets improved to 2.8%, which is the lowest level this ratio has been since 2007.

"Our capacity to grow our principal business lines, specifically in our commercial loan portfolio, which grew 5.2% or approximately 21.0% on an annualized basis, is having an enormous benefit to our performance metrics. We saw our net interest margin improve 7 basis points on a linked quarter basis and 23 basis points from the same period last year. More importantly, this resulted in an 11.5% growth in our net interest income from the prior year quarter that drove the improvement in our core earnings for the quarter," said Anthony Labozzetta, President and Chief Executive Officer of Sussex Bank.

Mr. Labozzetta also stated, "We have reduced our legacy problem assets considerably and as of the end of this quarter, our NPAs were $15.3 million or 2.80% of total assets, a decrease of 33.0% as compared to the same period last year." Additionally, Mr. Labozzetta noted that, "while we are nearing the end of our turn-around story, the more appropriate narrative on us is how we are building a better bank by growing our businesses, enhancing the quality of our balance sheet, improving profitability and building shareholder value."

Financial Performance

Net Income. For the quarter ended March 31, 2014, the Company reported net income of $678 thousand, or $0.15 per basic and diluted share, as compared to a net income of $98 thousand, or $0.03 per basic and diluted share, for the same period last year. The increase in net income for the quarter ended March 31, 2014 was largely due to a decrease in credit quality costs of $1.0 million or 61.8%, which was partially offset by a decrease in gain on securities transactions of $370 thousand.

Net Interest Income. Net interest income on a fully tax equivalent basis increased $457 thousand, or 11.5%, to $4.4 million for the first quarter of 2014 as compared to $4.0 million for same period in 2013. The increase in net interest income was largely due to a $20.4 million, or 4.2%, increase in average interest earning assets, principally loans receivable, which increased $53.3 million, or 15.2%, and was partially offset by a decrease in the average balance on the securities portfolio of $30.4 million, or 23.1%. The aforementioned increase also benefited from a 23 basis point increase in the net interest margin to 3.53% for the first quarter of 2014 as compared to the same period last year. The increase in the net interest margin was mostly due to an increase in the average rate paid on interest earning assets, which increased 15 basis points to 4.16% for the first quarter of 2014 from 4.01% for the same period in 2013 and a decrease in the average rate paid on total interest bearing liabilities, which decreased 7 basis points to 0.74% for the first quarter of 2014 from 0.81% for the same period in 2013.

Provision for Loan Losses. Provision for loan losses decreased $689 thousand to $453 thousand for the first quarter of 2014, as compared to $1.1 million for the same period in 2013.

Non-interest Income. The Company reported a decrease in non-interest income of $294 thousand, or 15.6%, to $1.6 million for the first quarter of 2014 as compared to the same period last year. The decrease in non-interest income was largely due to a decrease in gains on securities transactions of $370 thousand, which was partially offset by increases in insurance commissions and fees of $131 thousand, or 15.6%.

Non-interest Expense. The Company's non-interest expenses decreased $110 thousand, or 2.4%, to $4.5 million for the first quarter of 2014 as compared to the same period last year. The decrease for the first quarter of 2014 as compared to the same period in 2013 was largely due to decreases in expenses and write-downs related to foreclosed real estate of $311 thousand, which was partly offset by an increase in salaries and employee benefits expense of $183 thousand.

Financial Condition

At March 31, 2014, the Company's total assets were $547.0 million, an increase of $13.1 million, or 2.4%, as compared to total assets of $533.9 million at December 31, 2013. The increase in total assets was largely driven by net growth in total loans of $20.3 million, or 5.2%, which was partially offset by declines in cash and cash equivalents of $5.4 million, or 41.0% and the securities portfolio of $2.7 million, or 2.8%.

The Company saw strong loan growth as total loans receivable, net of unearned income, increased $20.3 million, or 5.2%, to $412.7 million at March 31, 2014, as compared to $392.4 million at December 31, 2013. The increase in loans was primarily in the commercial real estate portfolio, which increased $15.4 million, or 5.9%, to $276.1 million at March 31, 2014, as compared to $260.7 million at December 31, 2013 and in the commercial and industrial portfolio, which increased $4.4 million, or 29.1%, to $19.6 million at March 31, 2014, as compared to $15.2 million at December 31, 2013.

The Company's total deposits decreased $4.5 million, or 1.0%, to $425.8 million at March 31, 2014, from $430.3 million at December 31, 2013. The decrease in deposits was due to a decrease in interest bearing deposits of $5.4 million, or 1.4%, partially offset by an increase in non-interest bearing deposits of $896 thousand, or 1.5%, for March 31, 2014, as compared to December 31, 2013.

At March 31, 2014, the Company's total stockholders' equity was $48.2 million, an increase of $1.8 million when compared to December 31, 2013. The increase was largely due to net income for the quarter and an increase in accumulated other comprehensive income relating to a reduction in the net unrealized losses on available for sale securities. At March 31, 2014, the leverage, Tier I risk-based capital and total risk-based capital ratios for the Bank were 10.49%, 13.77% and 15.02%, respectively, all in excess of the ratios required to be deemed "well-capitalized."

Asset and Credit Quality

The Company continued to improve its asset credit quality as total problem assets and NPAs continued to decline. Overall problem assets (foreclosed real estate, criticized assets and classified assets) are down 9.0% from December 31, 2013, and the ratio of NPAs to total assets improved to 2.80% at March 31, 2014 from 3.10% at December 31, 2013. Non-accrual loans to total loans fell to 2.56% at March 31, 2014, which is the lowest level this ratio has been since 2007.

NPAs, which include non-accrual loans, loans 90 days past due and still accruing, troubled debt restructured loans currently performing in accordance with renegotiated terms and foreclosed real estate, decreased $1.3 million, or 7.6%, to $15.3 million at March 31, 2014, as compared to $16.6 million at December 31, 2013. Non-accrual loans decreased $1.3 million, or 11.3%, to $10.6 million at March 31, 2014, as compared to $11.9 million at December 31, 2013. The top five non-accrual loan relationships total $6.5 million, or 61.2%, of total non-accrual loans and 42.2% of total NPAs at March 31, 2014. The remaining non-accrual loans have an average loan balance of $117 thousand. Loans past due 30 to 89 days decreased $588 thousand, or 16.0%, to $3.1 million at March 31, 2014, as compared to $3.7 million at December 31, 2013.

The Company continues to actively market its foreclosed real estate properties, which increased $214 thousand to $3.1 million at March 31, 2014, as compared to $2.9 million at December 31, 2013. The increase was primarily due to the addition of $443 thousand in new foreclosed real estate properties during 2014, which was partially offset by the sale of foreclosed real estate properties for $242 thousand. At March 31, 2014, the Company's foreclosed real estate properties had an average value of approximately $285 thousand per property.

The allowance for loan losses remained unchanged at $5.4 million, or 1.3% of total loans, at March 31, 2014, compared to $5.4 million, or 1.4% of total loans, at December 31, 2013. The Company recorded $453 thousand in provision for loan losses, which was partly offset by $437 thousand in net charge-offs for 2014. The allowance for loan losses as a percentage of non-accrual loans improved to 51.5% at March 31, 2014 from 45.6% at December 31, 2013.

About Sussex Bancorp

Sussex Bancorp is the holding company for Sussex Bank, which operates through its regional offices and corporate centers in Franklin and Rockaway, New Jersey and through its eight branch offices located in Andover, Augusta, Newton, Montague, Sparta, Vernon and Wantage, New Jersey, Port Jervis, New York; a loan production office in Rochelle Park, New Jersey and for the Tri-State Insurance Agency, Inc., a full service insurance agency with locations in Augusta and Rochelle Park, New Jersey. For additional information, please visit the Company's website at www.sussexbank.com.

Forward-Looking Statements

This press release contains statements that are forward looking and are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such statements may be identified by the use of words such as "expect," "estimate," "assume," "believe," "anticipate," "will," "forecast," "plan," "project," or similar words. Such statements are based on the Company's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, changes to interest rates, the ability to control costs and expenses, general economic conditions, the success of the Company's efforts to diversify its revenue base by developing additional sources of non-interest income while continuing to manage its existing fee based business, risks associated with the quality of the Company's assets and the ability of its borrowers to comply with repayment terms.  Further information about these and other relevant risks and uncertainties may be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and in subsequent filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements that may be made to reflect events or circumstances after this date or to reflect the occurrence of unanticipated events.

SUSSEX BANCORP
SUMMARY FINANCIAL HIGHLIGHTS
(In Thousands, Except Percentages and Per Share Data)
(Unaudited)

				3/31/2014 VS.
	3/31/2014	12/31/2013	3/31/2013	3/31/2013	12/31/2013
BALANCE SHEET HIGHLIGHTS - Period End Balances
Total securities	$94,073	$96,750	$128,724	(26.9)%	(2.8)%
Total loans	412,724	392,402	349,684	18.0%	5.2%
Allowance for loan losses	(5,437)	(5,421)	(5,306)	2.5%	0.3%
Total assets	546,972	533,911	518,812	5.4%	2.4%
Total deposits	425,837	430,297	433,843	(1.8)%	(1.0)%
Total borrowings and junior subordinated debt	68,887	53,887	41,887	64.5%	27.8%
Total shareholders' equity	48,213	46,425	39,915	20.8%	3.9%

FINANCIAL DATA - QUARTER ENDED:
Net interest income (tax equivalent) (a)	$4,435	$4,430	$3,978	11.5%	0.1%
Provision for loan losses	453	403	1,142	(60.3)%	12.4%
Total other income	1,591	1,411	1,885	(15.6)%	12.8%
Total other expenses	4,468	4,526	4,578	(2.4)%	(1.3)%
Income before provision for income taxes (tax equivalent)	1,105	912	143	672.7%	21.2%
Provision for income taxes	298	162	(90)	(431.1)%	84.0%
Taxable equivalent adjustment (a)	129	129	135	(4.4)%	-- %
Net income	$678	$621	$98	591.8%	9.2%

Net income per common share - Basic	$0.15	$0.14	$0.03	400.0%	7.1%
Net income per common share - Diluted	$0.15	$0.14	$0.03	400.0%	7.1%

Return on average assets	0.50%	0.46%	0.07%	572.4%	8.9%
Return on average equity	5.74%	5.34%	0.97%	492.0%	7.6%
Net interest margin (tax equivalent)	3.53%	3.46%	3.30%	7.0%	2.0%

SHARE INFORMATION:
Book value per common share	$10.35	$10.03	$11.66	(11.2)%	3.2%
Outstanding shares- period ending	4,657,856	4,629,113	3,424,213	36.0%	0.6%
Average diluted shares outstanding (year to date)	4,564,600	3,816,904	3,316,082	37.7%	19.6%

CAPITAL RATIOS:
Total equity to total assets	8.81%	8.70%	7.69%	14.6%	1.4%
Leverage ratio (b)	10.49%	10.38%	9.09%	15.4%	1.1%
Tier 1 risk-based capital ratio (b)	13.77%	14.21%	12.75%	8.0%	(3.1)%
Total risk-based capital ratio (b)	15.02%	15.47%	14.01%	7.2%	(2.9)%

ASSET QUALITY:
Non-accrual loans	$10,554	$11,892	$15,535	(32.1)%	(11.3)%
Loans 90 days past due and still accruing	2	123	76	(97.4)%	(98.4)%
Troubled debt restructured loans ("TDRs") (c)	1,620	1,628	617	162.6%	(0.5)%
Foreclosed real estate	3,140	2,926	6,622	(52.6)%	7.3%
Non-performing assets ("NPAs")	$15,316	$16,569	$22,850	(33.0)%	(7.6)%

Foreclosed real estate, criticized and classified assets	$24,692	$27,148	$31,029	(20.4)%	(9.0)%
Loans past due 30 to 89 days	$3,089	$3,677	$2,228	38.6%	(16.0)%
Charge-offs, net (quarterly)	$437	$637	$812	(46.2)%	(31.4)%
Charge-offs, net as a % of average loans (annualized)	0.43%	0.65%	0.93%	(53.3)%	(32.9)%
Non-accrual loans to total loans	2.56%	3.03%	4.44%	(42.4)%	(15.6)%
NPAs to total assets	2.80%	3.10%	4.40%	(36.4)%	(9.8)%
NPAs excluding TDR loans (c) to total assets	2.50%	2.80%	4.29%	(41.6)%	(10.5)%
Non-accrual loans to total assets	1.93%	2.23%	2.99%	(35.6)%	(13.4)%
Allowance for loan losses as a % of non-accrual loans	51.52%	45.59%	34.16%	50.8%	13.0%
Allowance for loan losses to total loans	1.32%	1.38%	1.52%	(13.2)%	(4.6)%

(a) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(b) Sussex Bank capital ratios
(c) Troubled debt restructured loans currently performing in accordance with renegotiated terms

SUSSEX BANCORP
CONSOLIDATED BALANCE SHEETS
(Dollars In Thousands)

ASSETS	March 31, 2014	December 31, 2013
	(Unaudited)
Cash and due from banks	$ 7,349	$ 5,521
Interest-bearing deposits with other banks	463	7,725
Cash and cash equivalents	7,812	13,246

Interest bearing time deposits with other banks	100	100
Securities available for sale, at fair value	88,273	90,676
Securities held to maturity	5,800	6,074
Federal Home Loan Bank Stock, at cost	3,425	2,705

Loans receivable, net of unearned income	412,724	392,402
Less: allowance for loan losses	5,437	5,421
Net loans receivable	407,287	386,981

Foreclosed real estate	3,140	2,926
Premises and equipment, net	7,603	6,892
Accrued interest receivable	1,772	1,642
Goodwill	2,820	2,820
Bank-owned life insurance	11,972	11,889
Other assets	6,968	7,960

Total Assets	$ 546,972	$ 533,911

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
Non-interest bearing	$ 59,106	$ 58,210
Interest bearing	366,731	372,087
Total Deposits	425,837	430,297

Borrowings	56,000	41,000
Accrued interest payable and other liabilities	4,035	3,302
Junior subordinated debentures	12,887	12,887

Total Liabilities	498,759	487,486

Total Stockholders' Equity	48,213	46,425

Total Liabilities and Stockholders' Equity	$ 546,972	$ 533,911

SUSSEX BANCORP
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Dollars In Thousands Except Per Share Data)
(Unaudited)
	Three Months Ended March 31,
	2014	2013
INTEREST INCOME
Loans receivable, including fees	$ 4,623	$ 4,276
Securities:
Taxable	217	154
Tax-exempt	254	262
Interest bearing deposits	3	5
Total Interest Income	5,097	4,697

INTEREST EXPENSE
Deposits	390	538
Borrowings	348	262
Junior subordinated debentures	53	54
Total Interest Expense	791	854

Net Interest Income	4,306	3,843
PROVISION FOR LOAN LOSSES	453	1,142
Net Interest Income after Provision for Loan Losses	3,853	2,701

OTHER INCOME
Service fees on deposit accounts	264	286
ATM and debit card fees	167	160
Bank owned life insurance	83	92
Insurance commissions and fees	973	842
Investment brokerage fees	31	45
Gain on securities transactions	--	370
Other	73	90
Total Other Income	1,591	1,885

OTHER EXPENSES
Salaries and employee benefits	2,418	2,235
Occupancy, net	453	394
Furniture and equipment	164	152
Advertising and promotion	44	40
Professional fees	153	185
Director fees	137	206
FDIC assessment	176	169
Insurance	76	76
Stationary and supplies	55	49
Loan collection costs	77	98
Data processing	380	329
Expenses and write-downs related to foreclosed real estate	100	411
Amortization of intangible assets	--	1
Other	235	233
Total Other Expenses	4,468	4,578

Income before Income Taxes	976	8
INCOME TAX EXPENSE (BENEFIT)	298	(90)
Net Income	$ 678	$ 98

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized gains (losses) on available for sale securities arising during the period	$ 1,716	$ (644)
Reclassification adjustment for net gain on securities transactions included in net income	--	(370)
Income tax (expense) benefit related to items of other comprehensive income (loss)	(686)	405
Other comprehensive income (loss), net of income taxes	1,030	(609)
Comprehensive income (loss)	$ 1,708	$ (511)

EARNINGS PER SHARE
Basic	$ 0.15	$ 0.03
Diluted	$ 0.15	$ 0.03

SUSSEX BANCORP
COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES
(Dollars In Thousands)
(Unaudited)

	Three Months Ended March 31,
	2014			2013
	Average		Average	Average		Average
	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
Earning Assets:
Securities:
Tax exempt (3)	$ 30,767	$ 383	5.05%	$ 32,197	$ 397	5.00%
Taxable	70,451	217	1.25%	99,391	154	0.63%
Total securities	101,218	600	2.40%	131,588	551	1.70%
Total loans receivable (1) (4)	402,757	4,623	4.66%	349,479	4,276	4.96%
Other interest-earning assets	5,420	3	0.22%	7,976	5	0.25%
Total earning assets	509,395	5,226	4.16%	489,043	4,832	4.01%

Non-interest earning assets	35,608			40,461
Allowance for loan losses	(5,650)			(5,302)
Total Assets	$ 539,353			$ 524,202

Sources of Funds:
Interest bearing deposits:
NOW	$ 115,661	$ 39	0.14%	$ 112,318	$ 36	0.13%
Money market	12,573	4	0.13%	14,904	9	0.24%
Savings	146,082	75	0.21%	157,907	110	0.28%
Time	98,931	272	1.12%	103,479	383	1.50%
Total interest bearing deposits	373,247	390	0.42%	388,608	538	0.56%
Borrowed funds	46,222	348	3.05%	26,600	262	3.99%
Junior subordinated debentures	12,887	53	1.67%	12,887	54	1.70%
Total interest bearing liabilities	432,356	791	0.74%	428,095	854	0.81%

Non-interest bearing liabilities:
Demand deposits	57,541			49,859
Other liabilities	2,194			5,808
Total non-interest bearing liabilities	59,735			55,667
Stockholders' equity	47,262			40,440
Total Liabilities and Stockholders' Equity	$ 539,353			$ 524,202

Net Interest Income and Margin (5)		4,435	3.53%		3,978	3.30%
Tax-equivalent basis adjustment		(129)			(135)
Net Interest Income		$ 4,306			$ 3,843

(1) Includes loan fee income
(2) Average rates on securities are calculated on amortized costs
(3) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(4) Loans outstanding include non-accrual loans
(5) Represents the difference between interest earned and interest paid, divided by average total interest-earning assets
CONTACT: Anthony Labozzetta, President/CEO
         Steven Fusco, SEVP/CFO
         844-256-7328